Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-125625, 333-143548, 333-166754, 333-51708 and 333-228690), Registration Statement No. 333-228691 on Form S-3, and Registration Statement No. 333-236840 on Form S-4 of our reports dated September 29, 2020, relating to the consolidated financial statements and financial statement schedule of Comtech Telecommunications Corp., and the effectiveness of Comtech Telecommunications Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K of Comtech Telecommunications Corp. for the year ended July 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Jericho, New York
September 29, 2020